                                                                      EXHIBIT(a)

                            RETAIL PETROLEUM SYSTEMS

                         COMBINED STATEMENTS OF INCOME
                             (AMOUNTS IN THOUSANDS)

                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
Net revenue...................................... $344,248  $333,915  $303,668
                                                  --------  --------  --------
Expenses
  Cost of goods sold and services................  286,580   273,492   249,101
  Research & engineering.........................   16,616    15,949    14,122
  Marketing......................................   25,520    24,111    21,364
  General and administrative.....................   13,904    15,720    16,469
  Goodwill amortization..........................    3,902     3,255     2,594
  Administrative fees allocated from parent......    9,374     8,607     7,464
  Restructuring charge...........................      --      9,978       --
                                                  --------  --------  --------
                                                   355,896   351,112   311,114
                                                  --------  --------  --------
Loss from operations.............................  (11,648)  (17,197)   (7,446)
                                                  --------  --------  --------
Interest expense.................................   (1,418)   (1,652)   (1,257)
Other expense....................................     (403)   (1,557)   (1,305)
                                                  --------  --------  --------
Loss before taxes and minority interest..........  (13,469)  (20,406)  (10,008)
Income tax benefit...............................    6,779     4,058     2,287
Minority interest................................      (30)      (18)      --
                                                  --------  --------  --------
Net loss......................................... $ (6,720) $(16,366) $ (7,721)
                                                  ========  ========  ========


   The accompanying notes are an integral part of these financial statements.

                                                                     EXHIBIT (a)
                            RETAIL PETROLEUM SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                      FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                    --------------------------
                                                     1997      1996     1995
                                                    -------  --------  -------
Cash flows from operating activities:
  Net loss......................................... $(6,720) $(16,366) $(7,721)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities
    Depreciation and amortization..................  11,777    10,780   10,084
    Other..........................................   8,276    (1,920)  (2,966)
  Changes in operating assets and liabilities, net
   of effect of acquired businesses:
    Accounts receivable............................  (5,872)  (22,210) (13,780)
    Inventories....................................   3,128    (9,064)  (1,796)
    Accounts payable and accrued liabilities....... (11,615)   38,668   10,012
    Prepaid and refundable income taxes............  (3,558)      301      585
    Other assets and liabilities, net..............  17,741    10,243   (1,001)
                                                    -------  --------  -------
      Net cash provided by (used in) operating
       activities..................................  13,157    10,432   (6,583)
                                                    -------  --------  -------
Cash flows from investing activities:
  Capital expenditures.............................  (9,486)  (14,736) (11,389)
  Acquisition of businesses........................  (1,933)  (20,224)    (314)
  Other, net.......................................   1,151    (1,440)    (294)
                                                    -------  --------  -------
      Net cash used in investing activities........ (10,268)  (36,400) (11,997)
                                                    -------  --------  -------
Cash flows from financing activities:
  Advances from related parties....................   2,083    25,402   18,442
  Long-term debt...................................    (740)      466     (248)
  Capital contributions............................   3,628     5,013    4,936
  Dividends paid...................................  (5,984)   (5,702)  (1,500)
                                                    -------  --------  -------
      Net cash provided by (used in) financing
       activities..................................  (1,013)   25,179   21,630
                                                    -------  --------  -------
      Net change in cash and cash equivalents......   1,876      (789)   3,050
      Cash and cash equivalents, beginning of year.   5,445     6,234    3,184
                                                    -------  --------  -------
      Cash and cash equivalents, end of year....... $ 7,321  $  5,445  $ 6,234
                                                    =======  ========  =======

   The accompanying notes are an integral part of these financial statements.

                                                                     EXHIBIT (a)
                            RETAIL PETROLEUM SYSTEMS

                            COMBINED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                DECEMBER 31,
                                                              ------------------
                                                                1997      1996
                                                              --------  --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  7,321  $  5,445
  Short-term investments....................................     1,001     3,431
  Accounts receivable, net of allowance for doubtful
   accounts of $3,313 and $3,397............................    98,920   102,716
  Receivables from related parties..........................     3,620     2,076
  Inventories...............................................    58,859    67,875
  Deferred tax..............................................     2,238     1,683
  Prepaid and refundable income taxes.......................     4,631     1,420
  Other current assets......................................     4,002     2,964
                                                              --------  --------
    Total current assets....................................   180,592   187,610
                                                              --------  --------
Long-term investments and receivables.......................       988     2,383
Fixed assets, net of accumulated depreciation of $42,782 and
 $45,651....................................................    32,183    32,599
Goodwill....................................................    51,757    57,391
Deferred tax................................................     3,576     2,891
Other assets................................................       338    19,796
                                                              --------  --------
    Total assets............................................  $269,434  $302,670
                                                              ========  ========
LIABILITIES AND EQUITY
Current liabilities:
  Bank overdrafts and short-term loans......................  $ 12,614  $ 11,433
  Accounts payable and accrued liabilities..................    87,608   110,516
  Payables to related parties...............................     6,781     5,667
  Dividends payable.........................................       137       --
  Current portion of long-term debt.........................        46       203
                                                              --------  --------
    Total current liabilities...............................   107,186   127,819
                                                              --------  --------
Long-term debt..............................................       --        583
                                                              --------  --------
Other liabilities
  Postretirement benefits...................................     4,188     3,827
  Other long-term liabilities...............................     3,657     6,257
                                                              --------  --------
    Total liabilities.......................................   115,031   138,486
                                                              --------  --------
Commitments and contingencies (Note 15).....................       --        --
Minority interest in subsidiaries...........................       133       118
Equity and retained earnings (deficit)
  Equity....................................................   160,578   157,670
  Retained earnings (deficit)...............................    (6,308)    6,396
                                                              --------  --------
                                                               154,270   164,066
                                                              --------  --------
    Total liabilities and equity............................  $269,434  $302,670
                                                              ========  ========

   The accompanying notes are an integral part of these financial statements.

                                                                     EXHIBIT (a)
                            RETAIL PETROLEUM SYSTEMS

                         COMBINED STATEMENTS OF EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                            RETAINED
                                                            EARNINGS    TOTAL
                                                   EQUITY   (DEFICIT)   EQUITY
                                                  --------  ---------  --------
Balance, January 1, 1995......................... $107,245  $ 37,685   $144,930
  Net loss.......................................             (7,721)    (7,721)
  Dividends paid.................................             (1,500)    (1,500)
  Capital contribution...........................    4,936                4,936
  Related party advances.........................   18,442               18,442
  Other..........................................     (315)                (315)
  Currency translation adjustment................    2,198                2,198
                                                  --------  --------   --------
                                                   132,506    28,464    160,970
                                                  --------  --------   --------
Balance, December 31, 1995.......................  132,506    28,464    160,970
  Net loss.......................................            (16,366)   (16,366)
  Dividends paid.................................             (5,702)    (5,702)
  Capital contribution...........................    5,013                5,013
  Related party advances.........................   25,402               25,402
  Other..........................................   (3,462)              (3,462)
  Currency translation adjustment................   (1,789)              (1,789)
                                                  --------  --------   --------
                                                   157,670     6,396    164,066
                                                  --------  --------   --------
Balance, December 31, 1996.......................  157,670     6,396    164,066
  Net loss.......................................             (6,720)    (6,720)
  Dividends paid.................................             (5,984)   (26,922)
  Capital contribution...........................    3,628                3,628
  Related party advances.........................    2,083               23,021
  Other..........................................   (1,237)              (1,237)
  Currency translation adjustment................   (1,566)              (1,566)
                                                  --------  --------   --------
Balance, December 31, 1997....................... $160,578  $ (6,308)  $154,270
                                                  ========  ========   ========


   The accompanying notes are an integral part of these financial statements.

                                                                     EXHIBIT (a)
                           RETAIL PETROLEUM SYSTEMS

                         NOTES TO FINANCIAL STATEMENTS
              (DOLLARS IN THOUSANDS, UNLESS OTHERWISE INDICATED)

1. ORGANIZATION

  Retail Petroleum Systems ("RPS" or the "Company") provides the worldwide retail petroleum industry with integrated solutions for secured fuel dispenser transactions. These solutions are based on a range of products and services, including gasoline dispensers, payment terminals, service station management systems, maintenance and installation of equipment, turn-key construction, and renovation of service stations. RPS has 2,350 employees and its operations are principally focused in Europe and the United States. RPS's operations involve a single industry segment for financial reporting purposes.

  RPS is a wholly owned business of Schlumberger Limited (SL). The accompanying financial statements have been prepared as if the Company had operated as an independent stand-alone entity for the periods presented. These results of operations, however, may not be indicative of the future results of operations for RPS operating as a stand-alone entity.

  On June 19, 1998, SL signed a contract with Tokheim Corporation for the sale of the RPS operations. The accompanying financial statements do not include any adjustments which may result from this change in ownership.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The Combined Financial Statements of RPS have been prepared in accordance with accounting principles generally accepted in the United States.

 Principles of Consolidation

  The Combined Financial Statements include the accounts of all entities controlled by RPS. All significant intercompany accounts and transactions are eliminated. The equity method of accounting is used for investments in affiliates in which RPS owns between 20% and 50%.

 Revenue Recognition

  Generally, revenue is recognized upon delivery of equipment to the customer, or in the case of installation, when installation is complete. Maintenance contracts revenue is recognized on a pro-rata basis over the life of the contract. On-call revenue is recognized in the month in which the service is provided. Turn-key station revenue is recognized using the "percentage of completion" method.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ from these estimates, management believes that the estimates are reasonable.

 Translation of Non-U.S. Currencies

  All assets and liabilities recorded in functional currencies other than US dollars are translated at current exchange rates. The resulting adjustments are charged or credited directly to the equity section of the balance sheet. Revenue and expenses are translated at the weighted-average exchange rates for the period. All realized and unrealized transaction gains and losses are included in income in the period in which they occur. Transaction losses included in results of operations were $3 million, $2 million, and $.1 million in 1997, 1996 and 1995, respectively.

 Cash and Cash Equivalents

  Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less at date of purchase.

 Investments

  Short-term investments held to maturity are stated at cost plus accrued interest, which approximates market, and are comprised primarily of money market funds.

  For purposes of the Combined Statement of Cash Flows, the Company does not consider short-term investments to be cash equivalents as they generally have original maturities in excess of three months.

 Financial Instruments

  The fair value of cash, accounts receivable, trade accounts payable, short-term borrowings, and accrued expenses are not materially different than their carrying amounts as reported at December 31, 1997 and 1996.

 Inventories

  Inventories are stated at lower of average cost or market. Spares inventory includes new and repaired parts primarily for maintenance of dispensers. Spares are principally valued at average cost.

 Fixed Assets and Depreciation

  Fixed assets are stated at cost less accumulated depreciation, which is provided for by charges to income over the estimated useful lives of the assets by the straight-line method. Expenditures for renewals, replacements, and betterments are generally capitalized. Maintenance and repairs are charged to operating expense as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

  Estimated useful lives of buildings and improvements range from ten to 30 years and machinery and equipment from three to ten years.

 Goodwill

  Goodwill represents cost in excess of net assets of purchased companies and is amortized on a straight-line basis over periods ranging from five to 40 years. Accumulated amortization was $23 million and $19 million at December 31, 1997 and 1996, respectively. The Company evaluates the recoverability of goodwill at each balance sheet date.

 Research and Engineering

  All research and engineering expenditures are expensed as incurred, including costs relating to patents or rights that may result from such expenditures.

 Taxes on Income

  Taxes on income are computed in accordance with the tax rules and regulations of the many taxing authorities where the income is earned. The income tax rates imposed by these taxing authorities vary substantially. In most countries, RPS is a division of the SL legal entity that is the ultimate tax payer in that jurisdiction. Taxable income may differ from pre-tax income for financial accounting purposes. To the extent that differences are due to revenue or expense items reported in one period for tax purposes and in another period for financial accounting purposes, an appropriate provision for deferred income taxes is made.

  Tax credits and other allowances are credited to current income tax expense on the flow-through method of accounting.

3. INVENTORIES

  Inventories at December 31, 1997 and 1996 consist of the following:

                                                                   1997   1996
                                                                 ------- -------
      Raw materials............................................. $18,071 $19,689
      Work in progress..........................................   6,038   9,793
      Finished goods............................................   9,321  13,246
      Spares....................................................  25,429  25,147
                                                                 ------- -------
                                                                 $58,859 $67,875
                                                                 ======= =======

4. FIXED ASSETS

  Fixed assets at December 31, 1997 and 1996 consist of the following:

                                                                1997     1996
                                                               -------  -------
      Land.................................................... $   364  $   392
      Buildings and improvements..............................  21,691   21,830
      Machinery and equipment.................................  52,910   56,028
                                                               -------  -------
                                                                74,965   78,250
      Less: Accumulated depreciation.......................... (42,782) (45,651)
                                                               -------  -------
      Fixed assets............................................ $32,183  $32,599
                                                               =======  =======

  Depreciation expense aggregated $7.9 million in 1997 and $7.5 million in both 1996 and 1995.

5. ACQUISITIONS AND GOODWILL

  In July 1996, RPS acquired for $7.0 million, GUEANT Pere & Fils and its subsidiary ETPM, a gasoline dispenser service company providing maintenance of service stations and project management of turn-key stations. In August 1996, RPS acquired for $13.0 million, GERMANN and its Polish subsidiary, a turn-key gasoline station provider located in Germany. Costs in excess of net assets acquired were respectively $5.0 million and $12.0 million, respectively, which are being amortized on a straight-line basis over ten and 20 years, respectively.

  In addition, between December 1995 and August 1996, RPS acquired three small service companies in Italy, Borghetti, CME, and Nuova Rimic, for an aggregate amount of $1.8 million. Costs in excess of net assets acquired were $1.0 million and are being amortized on straight-line basis over 10 years.

  All acquisitions were accounted for as purchases.

6. DEBT

  At December 31, 1996, the Company had $.5 million of long-term debt in French francs at variable rates up to 7% and $46,000 in German marks at a rate of 5.75%. All long-term debt was repaid in 1997, except for the $46,000 in German marks which is due on June 30, 1998. The carrying value of long-term debt at December 31, 1997 approximates the aggregate fair value.

  At December 31, 1997, the Company had available lines of credit of approximately $13.4 million. The Company, at December 31, 1997, borrowed $12.6 million under these lines of credit at fixed and variable rates up to 8%.

7. TAXES ON INCOME

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------- ------- -------
      U.S. loss before taxes........................... $ 1,932 $ 4,698 $ 1,808
      Foreign loss before taxes........................  11,537  15,708   8,200
                                                        ------- ------- -------
      Total loss before taxes.......................... $13,469 $20,406 $10,008
                                                        ======= ======= =======

  The following table shows the components of current and deferred income tax benefits by taxing jurisdiction, both domestic and foreign:

                                                       FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
      Current
        Federal..................................... $   134  $  (992) $   681
        State and local.............................      10     (104)      65
        Foreign.....................................  (5,745)  (2,682)  (1,561)
                                                     -------  -------  -------
                                                      (5,601)  (3,778)    (815)
                                                     -------  -------  -------
      Deferred
        Federal.....................................    (645)    (285)    (968)
        State and local.............................    (111)     (49)    (166)
        Foreign.....................................    (422)      54     (338)
                                                     -------  -------  -------
                                                      (1,178)    (280)  (1,472)
          Total income tax benefits................. $(6,779) $(4,058) $(2,287)
                                                     =======  =======  =======

  At December 31, 1997 and 1996, gross deferred tax assets were $6,695 and $5,202, respectively; gross deferred tax liabilities were $881 and $612, respectively. The principal components of net deferred tax assets (liabilities) were:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------
      Employee and retiree benefits............................. $3,059  $2,736
      Accounts receivable.......................................    517     516
      Warranty..................................................  1,721   1,167
      Property, plant and equipment.............................    670     191
      Others, net...............................................   (153)    (36)
                                                                 ------  ------
                                                                 $5,814  $4,574
                                                                 ======  ======

  A reconciliation between the U.S. federal income tax rate and the effective tax rate is:

                                 DECEMBER 31,
                               ------------------
                               1997  1996   1995
                               ----  -----  -----
      Statutory tax rate...... 35.0%  35.0%  35.0%
      Difference in effective
       tax rate on foreign
       earnings............... 12.7  (16.9) (15.6)
      State and local taxes...  2.6    1.8    3.5
                               ----  -----  -----
      Effective tax rate...... 50.3%  19.9%  22.9%
                               ====  =====  =====

8. PENSION AND OTHER BENEFIT PLANS

  SL sponsors several defined benefit pension plans that cover substantially all U.S. employees. The benefits are based on years of service and compensation on a career-average pay basis. These plans are substantially fully funded with a trustee in respect to past and current service. Charges to expense are based upon costs computed by independent actuaries. The funding policy is to contribute annually amounts that are allowable for federal income tax purposes. These contributions are intended to provide for benefits earned to date and those expected to be earned in the future.

  In the U.S., the RPS employees are included in the SL Plan, and accordingly, $0.4 million was allocated to RPS for its share of pension expense for each of the years ended December 31, 1997, 1996 and 1995. At December 31, 1997 and December 31, 1996, accrued pension costs relating to the Company's participation in this plan were $1.3 million.

  Outside of the U.S., subsidiaries of SL sponsor several defined benefit and defined contribution plans that cover substantially all employees who are not covered by statutory plans. For defined benefit plans, charges to expense are based upon costs computed by independent actuaries. These plans are substantially fully funded with trustees in respect to past and current service. For all non-US defined benefit plans, pension expense was $1.0 million, $1.8 million, and $1.1 million in 1997, 1996 and 1995, respectively.

  For non-U.S. defined contribution plans, funding and costs are generally based upon a predetermined percentage of employee compensation, Charges to expense in 1997, 1996 and 1995, were $2.5 million, $2.4 million and $2.5 million, respectively.

  In accordance with France labor agreements, RPS is required to pay certain retirement benefits to employees who retire while working for the Company. The benefit consists of a lump sum payment depending upon seniority, age and salary level at retirement date. At both December 31, 1997 and 1996, accrued French retirement costs were $1.3 million.

 Health Care Benefits

  The Company provides health care benefits for certain active employees. The cost of providing these benefits is recognized as expense when incurred and aggregated $1 million, $1.1 million and $.9 million in 1997, 1996 and 1995, respectively. Outside the US, such benefits are mostly provided through government-sponsored programs.

 Postretirement Benefits other than Pensions

  The Company provides certain health care benefits to former employees who have retired under the US pension plans.

  The principal actuarial assumptions used to measure costs were a discount rate of 8% in 1997 and 7.5% in 1996 and 1995. The overall medical cost trend rate assumption beginning December 31, 1997, was 8% graded to 5% over the next six years and 5% thereafter. Previously, the overall assumption had been 9% graded to 6% over the next six years and thereafter.

  Net periodic Postretirement benefit cost in the U.S. for 1997, 1996 and 1995, included the following components:

                                                                1997  1996 1995
                                                                ----  ---- ----
      Service cost--benefits earned during the period.......... $116  $181 $168
      Interest cost on accumulated postretirement benefit
       obligation..............................................   56    80   64
      Amortization of unrecognized net gain and other..........  (13)  --   --
                                                                ----  ---- ----
                                                                $159  $261 $232
                                                                ====  ==== ====

  The funded status at December 31, 1997 and 1996, was as follows:

                                                                   1997   1996
                                                                  ------ ------
      Accumulated postretirement benefit obligation:
        Retirees................................................. $  144 $  105
        Actives..................................................    824    607
                                                                  ------ ------
                                                                     968    712
      Unrecognized net gain......................................    380    476
      Unrecognized prior service cost............................     14     15
                                                                  ------ ------
          Postretirement benefit liability....................... $1,362 $1,203
                                                                  ====== ======

  The assumed discount rate used to determine the accumulated Postretirement benefit obligation was 7.5% for 1997 and 8% for 1996.

  If the assumed medical cost trend rate was increased by one percentage point, health care cost in 1997 would have been $.2 million, and the accumulated postretirement benefit obligation would have been $1.2 million at December 31, 1997.

9. RESTRUCTURING CHARGE

  In 1996, the Company announced a charge of $6.8 million after tax, which included pre-tax charges of $9.6 million for severance and termination costs, and other asset impairments/charges of $.4 million.

  The severance and termination costs relate to less than 10% of the worldwide workforce, primarily in Europe, and pertain to both manufacturing and operating personnel in about five locations. At December 31, 1997, $8.1 million of the severance and termination costs had been spent. The remainder should be spent within the next nine months.

10. LEASES AND LEASE COMMITMENTS

  Minimum rental commitments under noncancellable operating leases, primarily real estate and office facilities, in effect at December 31, 1997 are as follows:

             Year ended December 31,
               1998............................ $4,629
               1999............................  3,833
               2000............................  2,282
               2001............................  1,318
               2002 and beyond.................    593

  Operating lease rental expense aggregated $6.4 million, $5.1 million and $4.8 million for 1997, 1996 and 1995, respectively. These leases concern mostly office building rentals and service van rentals.

11. GEOGRAPHIC INFORMATION

  During the years ended December 31, 1997, 1996 and 1995, neither sales to any government nor sales to any single customer exceeded 10% of operating revenue.

                                            UNITED
                                            STATES    EUROPE   OTHER    TOTAL
                                            -------  --------  ------  --------
Geographic Area 1997
  Operating revenue........................ $72,064  $267,216  $4,968  $344,248
  Operating loss...........................  (1,312)   (9,187) (1,149)  (11,648)
  Identifiable assets at December 31.......  47,233   222,201     --    269,434
Geographic Area 1996
  Operating revenue........................  56,291   275,718   1,906   333,915
  Operating loss...........................  (5,619)  (10,010) (1,568)  (17,197)
  Identifiable assets at December 31.......  42,331   260,339     --    302,670
Geographic Area 1995
  Operating revenue........................  63,134   239,386   1,148   303,668
  Operating loss...........................  (1,479)   (5,416)   (551)   (7,446)
  Identifiable assets at December 31.......  41,229   186,532     --    227,831

12. STOCK OPTION PLANS

  As of December 31, 1997, SL administered stock option plans, which are described below. SL applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the SL plans been determined based on the fair value at the grant dates for awards under these plans, consistent with the methodology of SFAS 123, RPS net loss would have been the pro forma amounts indicated below.

                                                      1997      1996     1995
                                                     -------  --------  -------
      Net loss
        As reported................................. $(6,720) $(16,366) $(7,721)
        Pro forma...................................  (7,117)  (16,619)  (7,753)

  As required by SFAS No. 123, the above pro-forma data reflect the effect of stock option grants during 1997, 1996, and 1995.

  During 1997, 1996, 1995 and in prior years, key employees of RPS were granted stock options under the SL stock option plans. The exercise price of each option equals the market price of SL stock on the date of grant; and option's maximum term is ten years, and options generally vest in 20% increments over five years.

  As required by SFAS No. 123, the fair value of each grant is estimated on the date of grant using the multiple option Black-Scholes option-pricing model with the following weighted-average assumptions used for 1997, 1996 and 1995: dividend of $0.75; expected volatility of 21% for 1997 grants and 20% for 1996 and 1995 grants; risk-free interest rates of 5.8%-6.77% for the 1997 grants; 5.09%-6.01% for the 1996 grants, and 5.70%-7.66% for the 1995 grants; and
expected option lives of 5.09 years for RPS employees for 1997 grants and 5.39 years for the 1996 and 1995 grants.

  A summary of the status of the SL stock option plans for RPS as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below.

                                    WEIGHTED          WEIGHTED          WEIGHTED
                                    AVERAGE           AVERAGE           AVERAGE
                            1997    EXERCISE  1996    EXERCISE  1995    EXERCISE
      FIXED OPTIONS        SHARES    PRICE   SHARES    PRICE   SHARES    PRICE
      -------------        -------  -------- -------  -------- -------  --------
Outstanding at beginning
 of year.................  179,600  $ 34.08  164,700  $ 30.04  148,000  $ 29.28
  Granted................   42,500  $ 81.03   62,000  $ 42.35   22,500  $ 32.07
  Exercised..............  (32,750) $ 29.80  (47,100) $ 30.84   (5,800) $ 18.55
                           -------           -------           -------
Outstanding at end of
 year....................  189,350  $ 45.36  179,600  $ 34.08  164,700  $ 30.04
                           =======           =======           =======
Options exercisable at
 year-end................   60,550            56,600            79,400
Weighted-average fair
 value of options granted
 during the year.........  $ 24.01           $ 11.25           $  8.35

  The following table summarizes information concerning currently outstanding and exercisable options at December 31, 1997.

                            OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                    ----------------------------------- -----------------------
                                    WEIGHTED
                                     AVERAGE   WEIGHTED                WEIGHTED
                        NUMBER      REMAINING  AVERAGE      NUMBER     AVERAGE
RANGE OF             OUTSTANDING   CONTRACTUAL EXERCISE  EXERCISABLE   EXERCISE
EXERCISE PRICES     AS OF 12/31/97    LIFE      PRICE   AS OF 12/31/97  PRICE
---------------     -------------- ----------- -------- -------------- --------
$32.46-45.36.......    $189,350       7.47      $45.36      60,550      $32.46

13. RELATED PARTY TRANSACTIONS

  In certain countries, RPS participates in SL's centralized treasury and cash processes. In these countries, cash is managed either through zero balance accounts or an interest-bearing offsetting mechanism. Cash disbursements for operations, acquisitions, and other investments are funded as needed from Schlumberger Limited.

  SL and its affiliates provide a number of administrative functions to RPS which resulted in charges of $9.4 million, $8.6 million, and $7.5 million being recorded in the results of operations for 1997, 1996 and 1995, respectively. Management believes that the method used to allocate such costs is reasonable under the circumstances and the expense is reasonable and adequate compared to the services provided.

  There are no formal tax sharing arrangements between RPS and any entity of SL. In most countries, RPS is a division of the SL legal entity that is the ultimate tax payer in that jurisdiction. Thus the income tax benefit recorded reflects the tax effect of the net operating losses incurred by RPS that are available to offset the income of the SL legal entity that is the ultimate taxpayer.

14. TRANSACTIONS WITH AFFILIATES

  In July 1997, SI SPA, a non-RPS Schlumberger company purchased the shares of Schlumberger Industries SPA, another Schlumberger company, from Koppens Holding Nederland BV, a RPS company. As this was a transaction within a party under common control, this transaction was recorded at net book value. The difference between net book value and sale proceeds was credited to equity in 1997. The sales proceeds were transferred through a dividend to Schlumberger Limited in 1997.

  In December 1997, RPS via Koppens Iberica, acquired the shares of GNC, a Portuguese subsidiary of SL for $5.8 million. This company was acquired to implement and develop RPS business in Portugal. The difference between purchase price and net book value was debited to equity in 1997.

15. CONTINGENCIES

  The Company complies with government laws and regulations and responsible management practices for the protection of the environment. The Combined Balance Sheet includes accruals for the estimated future costs associated with certain environmental remediation activities related to the past use or disposal of hazardous materials. Due to a number of uncertainties, including uncertainty of timing, the scope of remediation, future technology, regulatory changes and other factors, it is possible that the ultimate remediation costs may exceed the amounts estimated. However, in the opinion of management, such additional costs are not expected to be material relative to consolidated liquidity, financial position or future results of operations.

  In addition, the Company is party to various other legal proceedings. Although the ultimate disposition of these proceedings is not presently determinable, in the opinion of the Company any liability that might ensue would not be material in relation to the Combined Financial Statements.

16. SUPPLEMENTARY INFORMATION

  Operating revenue and related cost of goods sold and services comprised the following:

                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                        1997     1996     1995
                                                      -------- -------- --------
      Operating revenue
        Sales........................................ $185,702 $186,764 $191,439
        Services.....................................  158,546  147,151  112,229
                                                      -------- -------- --------
                                                      $344,248 $333,915 $303,668
                                                      -------- -------- --------
      Direct operating costs
        Goods sold................................... $148,257 $149,142 $156,374
        Services.....................................  138,323  124,350   92,727
                                                      -------- -------- --------
                                                      $286,350 $273,492 $249,101
                                                      ======== ======== ========

  Cash paid for interest and income taxes was as follows:

                                                            YEAR ENDED DECEMBER
                                                                    31,
                                                            --------------------
                                                             1997   1996   1995
                                                            ------ ------ ------
      Interest............................................. $1,414 $1,897 $1,649
      Income taxes......................................... $1,926 $  248 $  516

  Accounts payable and accrued liabilities are summarized as follows:

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               ------- --------
      Payroll, vacation and employee benefits................. $12,056 $ 13,945
      Trade...................................................  41,245   44,969
      Taxes, other than on income.............................   8,988   10,398
      Other...................................................  25,319   41,204
                                                               ------- --------
                                                               $87,608 $110,516
                                                               ======= ========